                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                            Berry Petroleum Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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

                            BERRY PETROLEUM COMPANY
                             28700 HOVEY HILLS ROAD
                                   P.O. BIN X
                             TAFT, CALIFORNIA 93268

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 16, 1997

To the Shareholders of Berry Petroleum Company:

     The Annual Meeting of Shareholders of Berry Petroleum Company (the "Company"), will be held at the Company's corporate headquarters at 28700 Hovey Hills Road, Taft, California on May 16, 1997 at 10:00 a.m. for the following purposes:

     1. To elect a board of eleven directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

     2. To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent accountants for the year 1997; and

     3. To transact such other business as may be properly brought before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 24, 1997 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     YOU ARE INVITED TO ATTEND THIS MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, YOU ARE URGED TO PROMPTLY SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY. IF YOU RETURN AN EXECUTED PROXY AND THEN ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. ATTENDANCE AT THE MEETING WILL NOT BY ITSELF REVOKE A PROXY.

                                          By Order of the Board of Directors

                                          /s/ KENNETH A. OLSON
                                          ---------------------------------
                                          Kenneth A. Olson
                                          Corporate Secretary/Treasurer

April 4, 1997
Taft, California

                            BERRY PETROLEUM COMPANY
                             28700 HOVEY HILLS ROAD
                             TAFT, CALIFORNIA 93268

                                PROXY STATEMENT

                                 APRIL 4, 1997
                            ------------------------

     This Proxy Statement is furnished by the Board of Directors of Berry Petroleum Company (respectively the "Board" and the "Company" or "Berry") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held on May 16, 1997, or at any adjournment thereof (the "Annual Meeting" or "Meeting") pursuant to the Notice of said Meeting. This Proxy Statement and the proxies solicited hereby are being first mailed to shareholders of the Company on or about April 4, 1997.

     SHAREHOLDERS ARE URGED, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING, TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. You may revoke your proxy at any time prior to its exercise by giving written notice to the Secretary of the Company. If you return an executed proxy and then attend the Annual Meeting, you may revoke your Proxy and vote in person. Attendance at the Annual Meeting will not by itself revoke a proxy.

     Unless otherwise directed in the accompanying Proxy, persons named therein will vote FOR the election of the eleven director nominees listed below and FOR the ratification of the selection of Coopers & Lybrand L.L.P. as the Company's independent accountants for the year 1997. As to any other business that may properly come before the Meeting, the proxy holders will vote in accordance with the recommendation of the Board of Directors.

                               VOTING SECURITIES

     March 24, 1997 has been fixed as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. As of February 24, 1997 there were 21,067,434 and 898,892 shares, respectively, of Class A Common Stock ("Common Stock") and Class B Stock ("Class B Stock"), par value $.01 per share, issued and outstanding, referred to collectively as the "Capital Stock".

     Berry's Certificate of Incorporation provides that, except for proposed amendments to Berry's Certificate of Incorporation adversely affecting the rights of a particular class (which must be approved by the affected class voting separately), the Common Stock and the Class B Stock will vote as a single class on all matters upon which the Capital Stock is entitled to vote. Each share of Common Stock is entitled to one vote and each share of Class B Stock is entitled to 95% of one vote. The Certificate of Incorporation also provides for certain adjustments to the Capital Stock in the event a separate class vote is imposed by applicable law. Holders of the Capital Stock are entitled to cumulative voting rights for election of directors. Cumulative voting rights entitle a shareholder to cast as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder. A shareholder may cast all of such shareholder's votes as calculated above for one candidate or may distribute the votes among two or more candidates. Unless otherwise instructed, the shares represented by proxies to management will be voted in the discretion of management so as to elect the maximum number of the management nominees which may be elected by cumulative voting.

               PRINCIPAL SHAREHOLDERS AND OWNERSHIP BY MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Berry's Capital Stock as of February 24, 1997 by (i) each of its directors who own Berry Capital Stock, (ii) all directors and officers as a group, and (iii) each shareholder who beneficially owns more than 5% of Berry's outstanding Capital Stock.

                                                                  AMOUNT AND NATURE OF
                                                                       BENEFICIAL
                                                                     OWNERSHIP(1)(2)
             NAME AND ADDRESS                                   -------------------------
           OF BENEFICIAL OWNER*             POSITION             SHARES           PERCENT
        ---------------------------  -----------------------    ---------         -------
        Jerry V. Hoffman             Chairman of the Board,        57,064(3)          **
                                     President and Chief
                                     Executive Officer
        Benton Bejach                Director                     824,414(4)         3.8%
        William F. Berry             Director                   1,720,251(5)         7.8%
        Gerry A. Biller              Director                      28,000(6)          **
        Ralph B. Busch, III          Director                     386,198(7)         1.8%
        William E. Bush, Jr.         Director                     559,695(8)         2.5%
        William B. Charles           Director                     481,237(9)         2.2%
        Richard F. Downs             Director                      19,000(10)         **
        John A. Hagg                 Director                      19,000(11)         **
        Thomas J. Jamieson           Director                       9,100(12)         **
        Roger G. Martin              Director                      12,000(13)         **
        All Directors and Officers
          as a group (17 persons)                               4,182,011(14)       19.0%
        C.J. Bennett                                            1,473,397(15)        6.7%
        Winifred Lowell                                         1,987,112(16)        9.0%
        Union Bank of California                                1,971,877(17)        9.0%

---------------

  * All directors and beneficial owners listed above can be contacted at Berry Petroleum Company, P.O. Bin X, Taft, CA 93268.

 ** Represents beneficial ownership of less than 1% of the Company's outstanding Capital Stock.

 (1) Unless otherwise indicated, shares shown as beneficially owned are those as to which the named person possesses sole voting and investment power.

 (2) All shares indicated are Common Stock, except 898,892 shares beneficially owned by Winifred Lowell, which are Class B Stock. Percent calculations are based on total shares of Capital Stock outstanding.

 (3) Includes 32,630 shares held directly and 24,434 shares held by the Company's 401(k) Thrift Plan which Mr. Hoffman votes as Chief Executive Officer of Berry.

 (4) Includes 815,414 shares held of record by Mr. Bejach's wife, Wanlyn Berry Bejach. Mr. Bejach does not exercise voting or investment power and disclaims beneficial ownership as to these shares. Also includes 9,000 shares which Mr. Bejach has the right to acquire under the Company's 1994 Stock Option Plan.

 (5) Includes 1,676,529 shares held directly and 34,722 shares held in the Berry Children's Trust as to which William F. Berry has voting and investment power and 9,000 shares which Mr. Berry has the right to acquire under the Company's 1994 Stock Option Plan.

 (6) Includes 18,000 shares held directly, 4,000 shares held in the Michael J. Basso Trust for which Mr. Biller shares voting and investment power with the Trustors and 6,000 shares which Mr. Biller has the right to acquire under the Company's 1994 Stock Option Plan.

 (7) Includes 95,568 shares held directly, 81,380 shares held in the B Group Trust at Bank of California which Mr. Busch votes and 206,250 shares held in a family trust for which Mr. Busch shares voting and investment power as co-trustee. Also includes 3,000 shares which Mr. Busch has the right to acquire under the Company's 1994 Stock Option Plan.

 (8) Includes 226,495 shares held directly, 200 shares held by Mr. Bush's wife as Trustee for their children and 330,000 shares held in the William E. Bush Trust as to which Mr. Bush shares voting power with other trustees and 3,000 shares which Mr. Bush has the right to acquire under the Company's 1994 Stock Option Plan.

 (9) Includes 428,777 shares as to which Mr. Charles shares voting and investment power with his wife, Jaqueline Charles, as Trustee under the Charles Family Trust and 9,000 shares which Mr. Charles has the right to acquire under the Company's 1994 Stock Option Plan. Also includes 43,460 shares held of record by Jaqueline Charles as Trustee for their grandchildren.

(10) Includes 10,000 shares held directly and 9,000 shares which Mr. Downs has the right to acquire under the Company's 1994 Stock Option Plan.

(11) Includes 10,000 shares held directly and 9,000 shares which Mr. Hagg has the right to acquire under the Company's 1994 Stock Option Plan.

(12) Includes 100 shares held indirectly by Mr. Jamieson through Jaco Oil Company, a corporation and 9,000 shares which Mr. Jamieson has the right to acquire under the Company's 1994 Stock Option Plan.

(13) Includes 3,000 shares held directly and 9,000 shares which Mr. Martin has the right to acquire under the Company's 1994 Stock Option Plan.

(14) Includes 130,322 shares which the Company's Officers have the right to acquire upon the exercise of options granted under the Company's 1987 and 1994 Stock Option Plans.

(15) Includes 1,233,516 shares held directly by the C.J. Bennett Trust of 1987 and 239,881 shares held in three trusts for the benefit of his son, nephew and niece. C.J. Bennett shares voting and investment power under the aforementioned trusts with two other trustees.

(16) Held of record by Winberta Holdings, Ltd.; 898,892 shares are Class B Stock and 1,088,220 shares are Common Stock.

(17) Bank of California is the trustee of certain trusts to which the trustors retain the voting power.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 and related Securities and Exchange Commission rules require that directors, executive officers and beneficial owners of 10% or more of any class of equity securities report to the Securities and Exchange Commission changes in their beneficial ownership of Berry stock, and that any late filings be disclosed. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Form 5 was required, the Company believes that all Section 16(a) filing requirements were complied with.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

     The Company's directors are elected at each annual meeting of shareholders. At the Annual Meeting, eleven directors, constituting the authorized number of directors, will be elected to serve until the next annual meeting of shareholders and until their successors are elected and qualified. Effective with the retirement of Mr. Bryant on March 21, 1997, the Board of Directors reduced the number of authorized directors from twelve to eleven, as permitted by the Company's Bylaws. The nominees receiving the greatest numbers of votes at the Annual Meeting up to the number of authorized directors will be elected.

     The nominees for election as directors at the Annual Meeting set forth in the table below are all incumbent directors who were elected at the May 1996 Annual Meeting of Shareholders. Each of the nominees has consented to serve as a director if elected. Unless authority to vote for any director is withheld in a proxy, it is intended that each proxy will be voted FOR such nominees. In the event that any of the nominees for director should before the Meeting become unable to serve, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominees as may be recommended by the Company's existing Board of Directors, unless other directions are given in the proxies. To the best of the Company's knowledge, all the nominees will be available to serve.

                                                                          DIRECTOR
       NOMINEE           AGE                   POSITION                    SINCE
---------------------    ---     -------------------------------------    --------
Jerry V. Hoffman         47      Chairman of the Board, President and
                                   Chief Executive Officer                  1992
Benton Bejach            74      Director                                   1985
William F. Berry         56      Director                                   1985
Gerry A. Biller          64      Director                                   1989
Ralph B. Busch, III      37      Director                                   1996
William E. Bush, Jr.     50      Director                                   1986
William B. Charles       69      Director                                   1985
Richard F. Downs         65      Director                                   1985
John A. Hagg             49      Director                                   1994
Thomas J. Jamieson       54      Director                                   1993
Roger G. Martin          59      Director                                   1985

Set forth below is information concerning each of the nominee Directors of Berry.

     Mr. Hoffman is the Chairman of the Board of Directors since March 1997 and is the President and Chief Executive Officer since May 1994. Mr. Hoffman was President and Chief Operating Officer from March 1992 to May 1994 and was the Senior Vice President and Chief Financial Officer of the Company from 1985 until March 1992. Mr. Hoffman, a CPA, is a member of the Nominating and Corporate Governance Committee.

     Mr. Bejach is the Chairman of the Compensation Committee. Mr. Bejach is retired and has real estate investments in Hawaii and Tennessee. Mr. Bejach's wife is a sister of William F. Berry and a cousin of William B. Charles, William
E. Bush, Jr. and Ralph B. Busch, III.

     Mr. Berry is a member of the Nominating and Corporate Governance Committee. Mr. Berry is currently a private investor and was involved in investment banking for a major California bank for over 20 years. Mr. Berry is a brother-in-law to Benton Bejach, a cousin to William B. Charles, William E. Bush, Jr., and Ralph
B. Busch, III.

     Mr. Biller is a member of the Audit Committee. Mr. Biller is a consultant and retired senior partner of Vance, Thrift & Biller, a CPA firm in Ventura, California.

     Mr. Ralph B. Busch, III is a member of the Nominating and Corporate Governance Committee. Mr. Busch is currently Executive Vice President and Chief Operating Officer for Aon Risk Services of Central California. Prior to his position with Aon Risk Services, Mr. Busch was President of Central Coast Financial from 1986 to 1993. Mr. Busch was a Director of Eagle Creek Mining and Drilling Company from July 1985 to May 1996 and President from 1990 to 1992. Mr. Busch is a cousin to William F. Berry, William B. Charles, William E. Bush, Jr. and Benton Bejach's wife.

     Mr. Bush is a member of the Compensation Committee. Mr. Bush is the General Manager of Acala Seeds Ltd. Prior to May 1987, Mr. Bush was the Area Manager/Technical Representative of Gustafson, Inc. (a division of Uniroyal) for Arizona and California for nine years. Mr. Bush is also a Director of Eagle Creek

Mining & Drilling, Inc. Mr. Bush is a cousin to William F. Berry, William B. Charles, Ralph B. Busch, III and Benton Bejach's wife.

     Mr. Charles is the Chief Executive Officer and President of Winton Development Co. Inc., doing business as Mt. Shasta Ski Park. Mr. Charles is also President and Chairman of Alpine Business Equipment, an office supply and equipment dealer in Mt. Shasta and Yreka. Mr. Charles is a cousin to William F. Berry, William E. Bush, Jr., Ralph B. Busch, III and Benton Bejach's wife.

     Mr. Downs is Chairman of the Audit Committee. Mr. Downs has been the President of Lyndow Financial, a privately held company, since February 1991. Mr. Downs was Chief Financial Officer of Duncan Enterprises, a manufacturer and marketer of hobby ceramic products, from 1973 to July 1990.

     Mr. Hagg is a member of the Nominating and Corporate Governance Committee. Mr. Hagg has been the President and Chief Executive Officer of Northstar Energy Corporation ("Northstar") since 1985. Northstar is an intermediate Canadian oil and gas producer, based in Calgary, Alberta with its common shares listed on The Toronto Stock Exchange.

     Mr. Jamieson is a member of the Compensation Committee. Mr. Jamieson is the Chief Executive Officer, President and founder of Jaco Oil Company and the majority owner and founder of Wholesale Fuels, Inc. which was started in 1983. Founded in 1970, Jaco Oil Company, based in Bakersfield, California, has become one of the largest independent gasoline marketers in the western United States. Mr. Jamieson is a Director of Superior National Insurance Company and is also involved in real estate, oil and gas properties and insurance.

     Mr. Martin is the Chairman of the Nominating and Corporate Governance Committee and a member of the Audit and Compensation Committees. Mr. Martin is an independent oil and gas consultant. Mr. Martin retired in 1996 as the Manager of Special Projects at the Wilmington Field for the city of Long Beach, California. From 1975 to 1981, Mr. Martin was the officer in charge of Elk Hills Naval Petroleum Reserve.

RETIREMENT

     Harvey L. Bryant announced his retirement as Chairman and from the Board of Directors effective March 21, 1997. Mr. Bryant served Berry Petroleum Company and its predecessor companies for many years as President and Chief Executive Officer. Under his leadership, the Berry Companies were combined into one Company on December 16, 1985 and became public in 1987. Mr. Bryant initiated advanced reservoir management techniques and the application of cogeneration operations on Berry's South Midway-Sunset properties. Mr. Bryant was originally elected to the Board of Directors of Berry Holding Company in 1983 and became Chairman of Berry Petroleum Company in 1992. We wish to thank Mr. Bryant for his leadership and many years of service to the Shareholders and Management of the Berry companies and wish him well in the future.

COMMITTEES AND MEETINGS

     The Board of Directors has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

     The Audit Committee of the Board of Directors currently consists of Messrs. Biller, Downs and Martin. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to auditing performance and practices, risk management, financial and credit risks and accounting and tax matters. The Committee reviews the selection of the Company's independent accountants, the scope of the annual audit, the nature of non-audit services, the fees to be paid to the independent accountants, the performance of the Company's independent accountants and the accounting practices of the Company.

     The Compensation Committee of the Board of Directors currently consists of Messrs. Bejach, William E. Bush, Jr., Mr. Jamieson and Mr. Martin. The Compensation Committee is responsible for recommending total compensation for executive officers of Berry to the Board of Directors, for reviewing general plans of compensation for employees and for reviewing and approving awards under Berry's Bonus Plan. In addition, the Committee is charged with the full responsibility of administering the Company's 1994 Stock Option Plan, 1987 Nonstatutory Stock Option Plan and 1987 Stock Appreciation Rights Plan.

     The Nominating and Corporate Governance Committee of the Board of Directors currently consists of Messrs. Berry, Busch, Hoffman, Hagg and Martin. The Nominating and Corporate Governance Committee was formulated in 1996 to develop governance guidelines and practices for the effective operation of the Board in fulfilling its responsibilities; review and assess the performance of the Board; and nominate prospective directors for the Company's Board of Directors. The Committee will consider nominees recommended by shareholders. If a shareholder wishes to recommend a nominee for the Board of Directors, the shareholder should write to the Corporate Secretary of the Company specifying the name of the nominee and the qualifications of such nominee for membership on the Board of Directors. All such recommendations will be brought to the attention of the Nominating and Corporate Governance Committee.

     During 1996, the Board of Directors met five times, the Audit Committee met twice, the Compensation Committee met twice and the Nominating and Corporate Governance Committee met twice. The Investment Committee did not meet in 1996 and was dissolved by the Board of Directors in March 1997. The Company's Executive Committee did not meet and was dissolved in 1996. All of the nominees holding office attended at least 75% of the board meetings and meetings of committees of which they were members.

     Non-employee directors are currently paid a quarterly fee of $3,750, plus $400 for each board meeting and $400 for each committee meeting attended which is not held on the same day as the board meeting.

     The Company's 1994 Option Plan provides for a "formula" grant of 3,000 options annually to each non-employee director holding office on December 2nd of each year. 3,000 options were issued on December 2, 1996, 1995 and 1994 to each of the eleven non-employee directors holding office on those dates. The options were issued at the closing prices of $13.75, $10.625 and $10.75 at December 2, 1996, 1995 and 1994, respectively. The exercise price of the options is the closing price of Berry Petroleum Company Class A Common Stock as reported by the New York Stock Exchange for the date of grant. The maximum option exercise period is ten years from the date of the grant. The options issued to the directors vest immediately.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

     The following table discloses compensation for the three fiscal years ended December 31, 1996 received by the Company's Chief Executive Officer and four most highly compensated executive officers who received in excess of $100,000 in compensation in 1996.

                                                                           LONG-TERM
                                                    ANNUAL                COMPENSATION
                                               COMPENSATION(1)           NO. OF SHARES         ALL OTHER
            NAME AND                        ----------------------     UNDERLYING OPTIONS     COMPENSATION
       PRINCIPAL POSITION          YEAR     SALARY($)     BONUS($)          GRANTED              ($)(2)
---------------------------------  ----     ---------     --------     ------------------     ------------
Jerry V. Hoffman                   1996      245,850       30,000            120,000             10,896
  President and Chief              1995      225,000           --                 --             10,108
  Executive Officer                1994      191,688           --            100,000             11,327
Ralph J. Goehring                  1996      123,750       20,000             80,000             10,465
  Chief Financial Officer          1995       98,750           --                 --              6,905
                                   1994       82,505           --             50,000              4,498
Chester L. Love                    1996      108,750       12,000             50,000              9,759
  Vice President of Engineering    1995      103,000           --                 --              7,621
                                   1994       99,568           --             50,000              5,809
Michael R. Starzer                 1996      104,850       12,000             80,000              8,835
  Vice President of Corporate      1995       64,160           --                 --              1,272
  Development                      1994          N/A          N/A                N/A                N/A
Steven J. Thomas                   1996       97,000        4,000             50,000              8,211
  Production Manager               1995       91,500           --                 --              6,427
                                   1994       81,279           --             50,000              4,584

---------------

(1) Does not include the value of perquisites and other personal benefits because the aggregate amount of such compensation, if any, does not exceed the lesser of $50,000 or 10 percent of the total amount of annual salary and bonus for any named individual. Mr.Starzer was hired by the Company in 1995 so no compensation disclosure applies for 1994.

(2) Includes Company contributions under the 401(k) Thrift Plan of $10,400, $9,650 and $10,800 for Mr. Hoffman, $10,300, $6,800 and $4,400 for Mr.
    Goehring, $8,992, $6,970 and $5,265 for Mr. Love, $8,700, $1,272 and $0 for
    Mr. Starzer and $8,018, $6,273 and $4,433 for Mr. Thomas, respectively, for 1996, 1995 and 1994. Also includes split dollar life insurance compensation of $496, $458 and $527 for Mr. Hoffman, $165, $105 and $98 for Mr. Goehring, $767, $651 and $544 for Mr. Love, $135, $0 and $0 for Mr. Starzer and $193, $154 and $151 for Mr. Thomas, respectively for 1996, 1995 and 1994.

                             OPTION GRANTS IN 1996

                                                                                       POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED ANNUAL
                                                                                       RATES OF STOCK PRICE
                                           PERCENT OF                                 APPRECIATION FOR OPTION
                              NUMBER         TOTAL                                            TERM(1)
                           OF SECURITIES    OPTIONS                                   -----------------------
                            UNDERLYING     GRANTED TO     EXERCISE
                              OPTIONS      EMPLOYEES       PRICE        EXPIRATION         (DOLLARS)(3)
          NAME              GRANTED(1)      IN 1996     ($/SHARE)(2)       DATE           5%          10%
-------------------------  -------------   ----------   ------------   ------------   ----------   ----------
Mr. Hoffman..............     120,000         25.00%       $14.00      Dec. 6, 2006   $1,056,543   $2,677,487
Mr. Goehring.............      80,000         16.67         14.00      Dec. 6, 2006      704,362    1,784,992
Mr. Love.................      50,000         10.42         14.00      Dec. 6, 2006      440,226    1,115,620
Mr. Starzer..............      80,000         16.67         14.00      Dec. 6, 2006      704,362    1,784,992
Mr. Thomas...............      50,000         10.42         14.00      Dec. 6, 2006      440,226    1,115,620

                                                                   ASSUMED PRICE APPRECIATION
                                                                  -----------------------------
                                                                       5%              10%
                                                                  ------------     ------------
Assumed price per share on Dec. 6, 2006.........................  $      22.80     $      36.31
Gain on one share valued at $14.00 on Dec. 6, 1996..............          8.80            22.31
Gain on all shares (based on 21,964,876 shares outstanding at
  Dec. 31, 1996.................................................   193,290,909      490,036,384
Gain for all 1996 optionees (based on 480,000 options)..........     4,224,000       10,708,800
Optionee gain as a percentage of total shareholder gain.........         2.19%            2.19%

---------------

(1) Option holders vest in the granted options at the rate of 25% per year, commencing on the first anniversary of the grant date.

(2) All options were granted at the Company's Class A Common Stock fair market value on the date of grant.

(3) These columns present hypothetical future values of the stock obtainable upon exercise of the options net of the option's exercise price, assuming that the market price of the Company's common stock appreciates at a five and ten percent compound annual rate over the ten year term of the options. The five and ten percent rates of stock price appreciation are presented as examples pursuant to the Securities and Exchange Commission Rules and do not necessarily reflect management's assessment of the Company's future stock price performance. The potential realizable values presented are NOT intended to indicate the value of the options.

                    AGGREGATED OPTION/SAR EXERCISES IN 1996
                      AND DECEMBER 31, 1996 OPTION VALUES

                                                                                          VALUE OF UNEXERCISED
                                                            NUMBER OF SECURITIES                 IN-THE
                                 SHARES                    UNDERLYING UNEXERCISED           MONEY OPTIONS AT
                               ACQUIRED ON     VALUE         OPTIONS AT 12-31-96          12-31-96(A)(DOLLARS)
                                EXERCISE     REALIZED    ---------------------------   ---------------------------
            NAME                (NUMBER)     (DOLLARS)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------  -----------   ---------   -----------   -------------   -----------   -------------
Mr. Hoffman..................     8,980      $ 104,790      50,000        170,000       $ 181,250      $ 226,250
Mr. Goehring.................                               25,690        105,000          93,126        120,625
Mr. Love.....................                               25,000         75,000          90,625        109,375
Mr. Starzer..................                                    0         80,000              --         30,000
Mr. Thomas...................     3,572         81,250           0         75,000              --         18,750

---------------

(A) The price of $14.375 which was the closing price of Berry Class A Common Stock as reported in the New York Stock Exchange quotations on December 31, 1996, was used to value options.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. During 1996 the Committee was composed of four nonemployee Directors. The Committee is committed to a strong, positive link between business performance, strategic goals, and compensation and benefit programs.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION POLICY

     The Company's compensation policy is designed to support the overall objective of enhancing value for our shareholders by:

     -- Attracting, developing, rewarding, and retaining highly qualified and productive individuals.

     -- Directly relating compensation to both Company and individual performance.

     -- Ensuring compensation levels that are externally competitive and internally equitable.

     -- Encouraging executive stock ownership to enhance a mutuality of interest with other shareholders.

     The following is a description of the elements of executive compensation and how each relates to the objectives and policy outlined above.

  BASE SALARY

     The Committee reviews each executive officer and certain other management employees' salary annually. In determining appropriate salary levels, we consider the level and scope of responsibility, experience, Company and individual performance, internal equity, as well as pay practices of other companies relating to executives of similar responsibility. By design, we strive to set executives' salaries at competitive market levels.

     We believe maximum performance can be encouraged through the use of appropriate incentive programs. Incentive programs for executives are as follows:

  ANNUAL INCENTIVES

     Annual incentive awards are made to executives to recognize and reward corporate and individual performance. The plan in effect provides an incentive fund of up to 2% of net earnings after taxes. A portion of the available bonus is reserved for discretionary performance awards by the Chief Executive Officer for other employees whose efforts and performance are judged to be exceptional. Due to operating results, no incentive cash bonuses were paid in 1995 based on the prior years results. The cash bonuses paid in 1997, based on 1996 results were $330,000 and the cash bonuses paid in 1996, based on 1995 results were $188,500.

     The amount individual executives may earn is directly dependent upon the individual's position, responsibility, and ability to impact the Company's financial success. External market data is reviewed periodically to determine competitive incentive opportunities for individual executives.

LONG-TERM INCENTIVE PLANS COMPENSATION

 NON-STATUTORY STOCK OPTION ("NSO") AND STOCK APPRECIATION RIGHTS ("SAR") PLANS

     The purpose of these plans is to provide additional incentives to employees to work to maximize shareholder value. The NSO and SAR plans generally utilize vesting periods to encourage key employees to continue in the employ of the Company. The Compensation Committee is charged with responsibility for administering and granting non-statutory stock options and stock appreciation rights. The remaining SARs available for issuance were canceled by the Board of Directors on December 2, 1994 with the adoption of the 1994 Stock Option Plan. An aggregate of 9,200 previously issued SARs remain exercisable by the Executive Officers of the Company at December 31, 1996. At December 31, 1996, an aggregate of 320,800 Options are available for issuance from the 1994 Stock Option Plan.

  CHIEF EXECUTIVE OFFICER

     Mr. Hoffman replaced Mr. Bryant as the Chief Executive Officer in May 1994. The Committee believes Mr. Hoffman has done a good job of managing the Company and redirecting the Company's resources to higher profitability projects and growth opportunities during his first three years as Chief Executive Officer of Berry Petroleum Company. Mr. Hoffman's compensation incentives are primarily derived from the Bonus

Plan and the Stock Option Plan. The value of the Options are directly related to the Company's stock performance.

                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

      March 21, 1997          Benton Bejach          William E. Bush, Jr.
                              Roger G. Martin        Thomas J. Jamieson

  SEVERANCE AGREEMENTS

     The Company has entered into a salary continuation agreement with Mr. Hoffman and other executives which guarantees their salary will be paid in one lump sum, or, at their option, be continued for one year for Mr. Hoffman or six months for the other executives, following a sale of all or substantially all of the oil producing properties of Berry or a merger or other reorganization between Berry and a non-affiliate which results in a change of ownership or operating control.

  LIFE INSURANCE COVERAGE

     The Company provides certain individuals who are officers or other high-level executives with life insurance coverage in addition to that available to employees under the Company's group-term life insurance plan. The amount of this life insurance coverage is $472,000 for Mr. Hoffman, $290,000 for Mr. Goehring, $275,000 for Mr. Love, $270,000 for Mr. Starzer and $242,000 for Mr. Thomas. Depending on certain variables, an executive or beneficiary may be entitled to insurance benefits exceeding the amount of term insurance that could otherwise have been purchased with the portion of the premium payments that are imputed to the executive as taxable income.

                               PERFORMANCE GRAPH

     The following Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Total returns assume $100 invested on December 31, 1991 in shares of Berry Petroleum Company, the Standard & Poors ("S&P") 500 Index and the Dow Jones Secondary Oil Company Index (which includes 13 companies) assuming reinvestment of dividends for each measurement period. During 1996, the Company outperformed the peer group by 23.6% and the S&P 500 by 23.8%. The information shown is historical and is not necessarily indicative of future performance.

        Measurement Period      Berry Petroleum    Dow Jones Secondary
      (Fiscal Year Covered)           Company           Oil Cos. #13               S&P 500
12/31/91                                    100                    100                 100
12/31/92                                    116                    101                 108
12/31/93                                     98                    112                 118
12/31/94                                     98                    108                 120
12/31/95                                    109                    125                 165
12/31/96                                    160                    154                 203

Source: Carl Thompson Associates, Boulder, CO (303) 494-5472

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

EAGLE CREEK MINING & DRILLING, INC.

     Eagle Creek Mining & Drilling, Inc. ("Eagle Creek"), a California corporation, was a wholly-owned subsidiary of the Company's predecessor until it was spun off to the majority shareholders of the predecessor. On November 30, 1989, Eagle Creek purchased the assets of S&D Supply Company, a California partnership. S&D Supply Company, a retail distributor of oilfield parts and supplies ("S&D"), is now a division of Eagle Creek. The Company renewed its five year contract in 1994 with S&D, whereby the Company will purchase oilfield parts and supplies from S&D at competitive prices through November 30, 1999. The amounts paid to S&D under this contract in 1996, 1995 and 1994 were $398,000, $240,000, and $286,000,respectively.

     Mr. William E. Bush, Jr. is a Director of Eagle Creek. Also, Mr. Busch, Mr. Charles and Mr. Bejach are Directors of Berry and Mr. Charles, Mr. Bejach's wife, and Mr. Busch and their immediate families, are significant beneficial owners of the stock of Eagle Creek. In addition, certain family members are directors and executive officers of Eagle Creek.

NON-QUALIFIED RETIREMENT PLAN

     Berry's Board of Directors adopted a non-qualified retirement plan in December 1988. This plan was designed to make up the difference in retirement benefits which certain employees could not receive due to limitations imposed by the Internal Revenue Code. The Company's Defined Benefit Retirement Plan was terminated as of December 31, 1991. The non-qualified retirement plan is administered by the Board of Directors which determines the obligation and required funding for the plan. Mr. Bryant is the only participant covered by this plan. This plan provides monthly retirement payments beginning at age 65 and continuing for life with a 10 year period term certain. Mr. Bryant's benefit, which began November 1, 1994 at age 65, is $4,805 per month. No additional expense was incurred to fund this plan for 1996.

VICTORY SETTLEMENT TRUST

     In connection with the reorganization of the Company in 1985, a shareholder of Berry Holding Company, Victory Oil Company, a California partnership ("Victory"), brought suit against Berry Holding Company (one of Berry's predecessor companies prior to the reorganization in 1985) and all of its directors and officers and certain significant shareholders seeking to enjoin the reorganization. As a result of the reorganization, Victory's shares of Berry Holding Company stock were converted into shares of Berry Common Stock representing approximately 9.7% of the shares of Berry Common Stock outstanding immediately subsequent to the reorganization. In 1986, Berry and Victory, together with certain of its affiliates, entered into the Instrument for Settlement of Claims and Mutual Release (the "Settlement Agreement").

     The Settlement Agreement provided for the exchange (and retirement) of all shares of Common Stock of Berry held by Victory and certain of its affiliates for certain assets (the "Settlement Assets") conveyed by Berry to Victory. The Settlement Assets consisted of (i) a 5% overriding royalty interest in the production removed or sold from certain real property situated in the Midway-Sunset field which is referred to as the Maxwell property ("Maxwell Royalty") and (ii) a parcel of real property in Napa, California.

     The shares of Berry Holding Company (BHC) originally acquired by Victory and the shares of Berry Stock issued to Victory in exchange for the BHC Stock in the reorganization (the "Victory Shares") were acquired subject to a legend provision designed to carry out certain provisions of the Will of Clarence J. Berry, the founder of Berry's predecessor companies. The legend enforces an Equitable Charge (the "Equitable Charge") which requires that 37.5% of the dividends declared and paid on such shares from time to time be distributed to a group of lifetime income beneficiaries (the "B" Group).

     As a result of the Settlement Agreement, the "B" Group was deprived of the dividend income they would have received on the Victory Shares under the Equitable Charge. In order to adequately protect the interests of the "B" Group, Berry executed a Declaration of Trust (the "Victory Settlement Trust"). In recognition of the obligations of Berry and Victory with respect to the Equitable Charge, Victory agreed in the Settlement Agreement to pay to Berry in its capacity as trustee under the Victory Settlement Trust, 20% of the 5% Maxwell Royalty ("Maxwell "B" Group Payments"). The Maxwell "B" Group Payments will continue until the death of the last surviving member of the "B" Group, at which time the payments will cease and the Victory Settlement Trust will terminate. There is one surviving member of the "B" Group.

     Under the Settlement Agreement, Berry agreed to guarantee that the "B" Group will receive the same income under the Equitable Charge that they would have received had the Victory shares remained as issued and outstanding shares. Accordingly, when Berry declares and pays dividends on its capital stock, it is obligated to calculate separately the amount of dividends that would have been paid to the "B" Group had the Victory Shares not been retired (the "Deemed Dividend Payments"). Berry will make payments from the Victory Settlement Trust to the surviving member of the "B" Group which may constitute all or a part of the

Deemed Dividend Payment in March and September of each year. Such payments will be made to the surviving member of the "B" Group for the remainder of his life.

     Typically, the Maxwell "B" Group Payments have contributed to a portion or all of the payment of the Deemed Dividend Payments. Pursuant to the Settlement Agreement, Berry agreed to make up any deficiency in such Deemed Dividend Payments. The Company paid $20,000 in 1996 to meet its obligations under the Settlement Agreement to the B Group survivor. The B Group survivor is a significant shareholder of Berry.

                 PROPOSAL NO. 2 -- RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, after consideration of the recommendation of the Audit Committee, has selected the certified public accounting firm of Coopers & Lybrand L.L.P. as the Company's independent accountants for the year 1997. Shareholders will be asked to ratify the selection of Coopers & Lybrand L.L.P. at the Annual Meeting. Ratification will require the favorable vote of the holders of a majority of the Capital Stock represented and voting at the Meeting. Although ratification of the accountants by shareholders is not legally required, the Company's Board of Directors believes such ratification to be in the best interest of the Company and its shareholders. If the shareholders do not ratify this appointment, other firms of certified public accountants will be considered by the Board of Directors upon recommendation of the Audit Committee. Coopers & Lybrand L.L.P. has been the Company's independent accountants since 1991. One or more representatives of Coopers & Lybrand L.L.P. are expected to attend the Annual Meeting with the opportunity to make a statement if they desire to do so and be available at that time to respond to appropriate questions.

                SHAREHOLDERS' PROPOSALS FOR NEXT ANNUAL MEETING

     Any proposal of a shareholder intended to be presented at the next annual meeting of shareholders, expected to be held on May 15, 1998, must be received at the office of the Secretary of the Company by December 5, 1997, if such proposal is to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                 ANNUAL REPORT

     The Company's 1996 Annual Report to Shareholders has been mailed to shareholders concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of this proxy solicitation material.

     On or about March 25, 1997, the Company filed with the Securities and Exchange Commission its Annual Report on Form 10-K. This Report contains detailed information concerning the Company and its operations and supplementary financial information which, except for exhibits, are included in the Annual Report to Shareholders. A COPY OF THE ANNUAL REPORT WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, BERRY PETROLEUM COMPANY, 28700 HOVEY HILLS ROAD, P.O. BIN X, TAFT, CA 93268.

                            EXPENSES OF SOLICITATION

     The total cost of this solicitation will be borne by the Company. In addition to use of the mails, certain officers, directors and regular employees of the Company, without receiving additional compensation, may solicit proxies personally by telephone or facsimile. The Company may reimburse persons holding shares in their own names or in the names of their nominees for expenses they incur in obtaining instructions from beneficial owners of such shares.

                                 OTHER MATTERS

     Management knows of no other business to be presented at the Meeting, but if other matters do properly come before the Meeting, it is intended that the persons named in the proxy will vote on said matters in accordance with their best judgment.

     The above Notice, Proxy Statement and Form of Proxy are sent by Order of the Board of Directors.

                                          /s/ KENNETH A. OLSON
                                          ---------------------------------
                                          Kenneth A. Olson
                                          Corporate Secretary

April 4, 1997

PROXY

                            BERRY PETROLEUM COMPANY

                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        This undersigned shareholder of Berry Petroleum Company, a Delaware Corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement and hereby appoints Jerry V. Hoffman and Ralph
J. Goehring as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of the Common Stock or Class B Stock of Berry Petroleum Company held of record by the undersigned on March 24, 1997 at the annual meeting of shareholders to be held May 16, 1997 or any adjournment thereof.

        This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2 and in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                                                                Please mark
                                                               your votes as
                                                               indicated in  [X]
                                                               this example

                                           FOR                   WITHHOLD
                                   all nominees listed           AUTHORITY
                                 below (except as marked      to vote for all
                                 to the contrary below)    nominees listed below
                                           [ ]                      [ ]

1. ELECTION OF DIRECTORS

   Nominees: B. Bejach     W. Charles
             W. Berry      R. Downs
             G. Biller     J. Hagg
             R. Busch III  J. Hoffman
             W. Bush       T. Jamieson
                           R. Martin

(Instruction: To withhold authority to vote for any nominee, strike a line through that nominee's name in the list above)

2. PROPOSAL TO RATIFY THE SELECTION OF Coopers        FOR   AGAINST   ABSTAIN
   & Lybrand L.L.P. as the independent                [ ]     [ ]       [ ]
   accountants of the corporation.

3. The Proxies are authorized to vote upon such other business as may properly come before the meeting.


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


Signature(s) _______________________________________ Dated: _____________, 1997

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

--------------------------------------------------------------------------------
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